Exhibit 10.1

AMENDMENT TO THE AGREEMENT DATED AUGUST 30th, 2016

This amendment is entered into on October 5, 2016 by and between:

MINERA SALAR BLANCO SpA (hereinafter, "MSB"), a stock company duly incorporated under the laws of Chile; and

LI3 ENERGY INC. (hereinafter, “Li3” and together with MSB, the “Parties”), a company duly incorporated under the laws of the State of Nevada, United States of America.

WHEREAS,

A. The Parties entered into an agreement dated August 30th, 2016 (hereinafter, the “Agreement”) as shareholders of Minera Li Energy SpA (the “Company”), whereby they agreed upon certain matters regarding the agreement among MSB, the Company and Lithium Power International LTD (hereinafter, “LPI”).

B. The Agreement sets out in its number 6 that MSB shall grant to Li3 a new non-revolving facility for an amount of USD 300,000 for two years (with a maximum drawing of USD 150,000 per year) due and payable in one instalment 24 months after the first disbursement.

NOW, THEREFORE,

1.	The Parties agree to amend the Agreement eliminating its number 6, consequently the Parties hereby waive and extinguish MSB´s obligation of granting a facility to Li3.

2.	Except as set forth in this amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is any conflict between this amendment and the Agreement, the terms of this amendment shall prevail.

3.	This amendment of the Agreement is executed in two original counterparts, one for each Party.

Minera Salar Blanco SpA:	/s/ Cristóbal Garcia-Huidobro
Cristóbal Garcia-Huidobro
Chief Executive Officer

Li3 Energy Inc:	/s/ Luis Saenz
Luis Saenz
Chief Executive Officer